PRESS RELEASE

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR RELEASE at 1 P.M. PDT July 28, 2009

Plantronics Announces First Quarter Fiscal 2010 Results

First Quarter Revenue and EPS Exceed Guidance; Significant Improvement in Gross and Operating Margins

SANTA CRUZ, CA – July 28, 2009 - Plantronics, Inc. (NYSE: PLT) today announced first quarter fiscal 2010 net revenues of $160.1 million compared with $219.2 million in the first quarter of fiscal 2009.  Net revenues were above the previously provided guidance of $145 to $150 million. Plantronics' GAAP diluted earnings per share was $0.22 in the first quarter of fiscal 2010 compared with $0.42 in the same quarter of the prior year.  Non-GAAP diluted earnings per share for the first quarter of fiscal 2010 was $0.36 compared with $0.47 in the first quarter of fiscal 2009, but were greater than the previously provided non-GAAP guidance of $0.08 to $0.12.  The difference between GAAP and non-GAAP operating income and earnings per share for the first quarter of fiscal 2010 includes restructuring and other related costs, purchase accounting amortization and the cost of stock-based compensation.

“We are encouraged that net revenues for all major product groups were stronger than we had forecasted, particularly in our Office and Contact Center business.  Demand appears to have stabilized and is greater than the level we anticipated when we implemented company-wide cost reductions in the last fiscal year.  With our streamlined cost structure, we were able to achieve higher gross and operating margins on a lower revenue base in comparison to the same quarter a year ago,” stated Ken Kannappan, President & CEO.   “Unified Communications (“UC”) deployments continue at a healthy rate and we are experiencing increased levels of trialing and deployment activity for our headsets and other UC solutions.”

“The combination of our good profitability and successful efforts to reduce inventory led to the generation of nearly $38 million in cash flow from operations.  As a result, our cash, cash equivalents and short-term investment balance grew to over $250 million,” added Barbara Scherer, SVP Finance and Administration & CFO.

Audio Communications Group (ACG) Non-GAAP Results
(Office & Contact Center, Mobile, Gaming and Computer & Clarity)
Comparisons are to the Same Quarter in the Prior Year

First quarter fiscal 2010 net revenues of $141.1 million decreased 29% compared with $198.5 million in the prior year quarter, but increased 10% from the fourth quarter of fiscal 2009.  General economic weakness led to declines in net revenues in all major geographies and most product groups compared with the prior year quarter; however, most major product groups and geographies improved sequentially.

Office and Contact Center net revenues were $95.9 million, a decrease of 22% from $122.8 million in the first quarter of fiscal 2009.  However, net revenues for the current quarter increased 12% sequentially from the fourth quarter of fiscal 2009.  Bluetooth headset net revenues were $30.3 million, a decrease of 45% from the year ago quarter of $55.2 million, and a sequential increase of 6% from $28.7 million in the prior quarter.  The decline from the prior year quarter is attributable to a stronger first quarter in the prior year which was driven in part by hands-free legislation in California and Washington.  The recently introduced Voyager Pro Bluetooth headset continued to receive positive editorial and consumer reviews and is now available through a number of top consumer electronics retailers.

Gross margin in the first quarter of fiscal 2010 was 49.0% compared with 45.4% in the first quarter last year.  The improvement was primarily due to a greater mix of higher margin Office and Contact Center revenue in addition to higher Bluetooth product margins.

Operating expenses declined by 22% from $56.6 million in the prior year quarter to $43.9 million in the current quarter and were lower in all functions.  Operating income decreased to $25.2 million from $33.5 million; however, the operating margin increased to 17.9% compared with 16.9% in the prior year quarter.

The Company continues to believe that the implementation of UC technologies by large corporations will be a significant long-term driver of office headset adoption, and, as a result, a key long-term driver of revenue and profit growth.  Our first products designed specifically for UC, the Savi Office and Savi Go headsets, enjoyed strong customer and partner reception and began shipping in the first quarter.  The Company believes that revenue from headset sales related to UC will be material to the Company beginning in fiscal 2011.

“In addition to winning important enterprise customers in UC, we continue to see growing adoption and deployment of UC in general, which we expect will be advantageous for headset sales,” stated Kannappan.  “Most Fortune 500 accounts that we are working with are in some stage of test, trial, or evaluation of UC.”

Audio Entertainment Group (AEG) Non-GAAP Results
(Docking Audio, PC Audio, Other)
Comparisons are to the Same Quarter in the Prior Year

First quarter fiscal 2010 net revenues of $19.0 million decreased 8% from $20.6 million in the prior year quarter driven by lower PC Audio product sales in the United States and Asia.  PC Audio product net revenues were lower primarily as a result of an older product portfolio which was being phased out during the first quarter of fiscal 2010 and replaced with a more competitive offering.  The Docking Audio product line revenue held up well compared to the year ago quarter on the strength of the refreshed product portfolio.

Gross profit remained consistent between the periods at $2.6 million while gross margin increased slightly from 12.7% in the prior year quarter to 13.8% in the current quarter.  The increase was due to material cost reductions and lower freight costs partially offset by higher promotional activities due to customer mix.

Operating expenses declined by 26% from $7.1 million in the prior year quarter to $5.2 million in the current quarter, and the operating loss decreased from $4.4 million in the prior year quarter to $2.6 million in the current quarter.

Business Outlook

The following statements are based on current expectations.  As described in “Safe Harbor” below, many of these statements are forward-looking.  Actual results are subject to a variety of risks and uncertainties and may differ materially from the forward-looking statements.

Plantronics has a “book and ship” business model whereby it ships most orders to customers within 48 hours of our receipt of those orders, and, therefore, the level of backlog does not provide reliable visibility into potential future revenues.  The business is inherently difficult to forecast, and there can be no assurance that the incoming orders the Company expects to receive over the balance of the quarter will materialize.  With continuing economic uncertainty, the Company’s business remains more difficult to forecast than it was historically.  The September quarter tends to be characterized by a slowdown in incoming purchase orders during July which intensifies in August, but historically picks up strongly at the beginning of September.  This pattern tends to be particularly true in our higher margin Office and Contact Center business.  This historical trend is included in our model for forecasting the second quarter net revenues; however, if this trend does not reoccur in the current year, we may not be able to achieve our forecasted net revenue levels.

Net revenues in the second quarter of fiscal year 2010 are expected to be flat to slightly below first quarter of fiscal year 2010 primarily based on the fact that the September quarter has tended to be a bit weaker than the June quarter for ACG.

Subject to the foregoing, we are currently expecting the following range of financial results for the second quarter of fiscal year 2010:

•	Net revenues of $155 - $160 million;

•	Non-GAAP earnings per share of $0.27 - $0.32;

•	Non-GAAP consolidated tax rate to be approximately 27%;

•	The EPS cost of purchase accounting amortization of approximately $0.01;

•	The EPS cost of restructuring of approximately $0.04;

•	The EPS cost of stock-based compensation pursuant to FAS 123(R) to be approximately $0.05; and

•	GAAP earnings per share of $0.17 to $0.21.

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets.  Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its second quarter fiscal year 2010 results or by other public disclosure.  Any statements by persons outside Plantronics speculating on the progress of the second quarter fiscal year 2010 will not be based on internal Company information and should be assessed accordingly by investors.

Conference Call Scheduled to Discuss Actual Financial Results

Plantronics has scheduled a conference call to discuss first quarter fiscal 2010 results.  The conference call will take place Tuesday, July 28 at 2:00 PM (PDT).  All interested investors and potential investors in Plantronics stock are invited to participate.  To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call."  Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #12172987 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers.  The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics website for thirty days.

Use of Non-GAAP Financial Information

Plantronics excludes non-recurring transactions and non-cash expenses and charges such as restructuring and other related charges, certain tax credits and the release of certain tax reserves,  stock-based compensation expenses related to stock options, awards and employee stock purchases, purchase accounting amortization and impairment of goodwill and long-lived assets  from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP gross margin, non-GAAP operating margin and non-GAAP effective tax rate.  Plantronics excludes these expenses from its non-GAAP measures primarily because Plantronics does not believe they are reflective of ongoing operating results and are not considered as part of its target operating model.  Plantronics believes that the use of non-GAAP financial measures provides meaningful supplemental information regarding its performance and liquidity, and helps investors compare actual results to its long-term target operating model goals.  Plantronics believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting and analyzing future periods.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to (i) implementation of UC technologies by large enterprises as a significant driver of headset adoption, and, its effect on our revenue and profit growth; (ii) our products, including the Voyager Pro and the Savi Office and Savi Go headsets; (iii) revenue from headset sales related to UC and its materiality to the Company beginning in fiscal 2011; (iv) growing adoption and deployment of UC in general and our expectation that this will be advantageous for headset sales; (v) seasonality during the September quarter and its effect on our financial results; (vi) our estimates of GAAP and non-GAAP financial results for the second quarter of fiscal year 2010, including revenue and earnings per share; (vii) our estimated tax rate; (viii) our estimated stock-based compensation expense; (ix) our estimated purchase accounting amortization, as well as other matters discussed in this press release that are not purely historical data.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements.  Among the factors that could cause actual results to differ materially from those contemplated are:

•	economic conditions in both the domestic and international markets;

•	fluctuations in foreign exchange rates;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers;

•	the effect of restructuring actions on GAAP results;

•
our ability to realize our UC plans and to achieve the financial results projected to arise from UC adoption could be adversely affected by the following factors: (i) as UC becomes more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our headsets which, in turn, will reduce the sales prices for our headsets; (ii) our plans are dependent upon adoption of our UC solution by major platform providers such as Microsoft, Avaya, IBM and Cisco, and we have a limited ability to influence such providers with respect to the functionality of their platforms, their rate of deployment, and their willingness to integrate their platforms with our solutions; (iii) the development of UC solutions is technically complex and this may delay or obstruct our ability to introduce solutions to the market on a timely basis and that are cost effective, feature rich, stable and attractive to our customers; (iv) as UC becomes more widely adopted we anticipate that competition for market share will increase, and some competitors may have superior technical and economic resources, and (v) UC solutions may not be adopted with the breadth and speed in the marketplace that we currently anticipate;

•
failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts to meet demand without having excess inventory or incurring cancellation charges;

•
further impairment losses on the carrying value of our intangible assets and goodwill could be recognized if it is determined the value is not recoverable which would adversely affect our financial results;

•	volatility in prices from our suppliers, including our manufacturers located in China, have and could negatively affect our profitability and/or market share; and

•
additional risk factors including: interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, the inherent risks of our substantial foreign operations, and problems which might affect our manufacturing facilities in Mexico, and unexpected delays and uncertainties affecting our ability to realize targeted expense reductions and annualized savings through implementation of our plan to outsource the manufacturing of our Bluetooth products in China to GoerTek, Inc.

For more information concerning these and other possible risks, please refer to the Company’s Annual Report on Form 10-K filed May 26, 2009, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:

•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliations for the three months ended June 30, 2009 and June 30, 2008
•	Summary Unaudited Statements of Operations and Related Data on a Non-GAAP Basis

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, the logo design, Savi, Sound Innovation, Volume Logic and AudioIQ are trademarks or registered trademarks of Plantronics, Inc.  The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license.  All other trademarks are the property of their respective owners.

###

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data and percentages)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
	June 30,
	2008	2009

Net revenues	$219,164	$160,125
Cost of revenues	128,285	92,569
Gross profit	90,879	67,556
Gross profit %	41.5%	42.2%

Research, development and engineering	19,695	15,079
Selling, general and administrative	48,398	37,482
Restructuring and other related charges	375	597
Total operating expenses	68,468	53,158
Operating income	22,411	14,398
Operating income %	10.2%	9.0%

Interest and other income, net	1,540	1,347
Income before income taxes	23,951	15,745
Income tax expense	3,457	5,095
Net income	$20,494	$10,650

% of net revenues	9.4%	6.7%

Basic earnings per common share	$0.42	$0.22
Diluted earnings per common share	$0.42	$0.22

Shares used in basic per share calculations	48,679	48,527
Shares used in diluted per share calculations	49,245	48,665

Tax rate	14.4%	32.4%

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	June 30,
	2009	2009
ASSETS
Cash and cash equivalents	$158,193	$203,574
Short-term investments	59,987	49,991
Total cash, cash equivalents, and short-term investments	218,180	253,565
Accounts receivable, net	83,657	88,350
Inventory, net	119,296	108,898
Deferred income taxes	12,486	12,595
Other current assets	29,936	13,571
Total current assets	463,555	476,979
Long-term investments	23,718	20,389
Property, plant and equipment, net	95,719	89,454
Intangibles, net	26,575	25,957
Goodwill	14,005	14,005
Other assets	9,548	12,290
	$633,120	$639,074
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$32,827	$35,945
Accrued liabilities	53,143	52,076
Total current liabilities	85,970	88,021
Deferred tax liability	8,085	7,495
Long-term income taxes payable	12,677	13,505
Other long-term liabilities	1,021	1,003
Total liabilities	107,753	110,024
Stockholders' equity	525,367	529,050
	$633,120	$639,074

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended
	June 30,
	2008	2009

Net revenues	$198,527	$141,162
Cost of revenues	109,357	76,158
Gross profit	89,170	65,004
Gross profit %	44.9%	46.0%

Research, development and engineering	17,197	13,669
Selling, general and administrative	42,950	33,184
Restructuring and other related charges	-	578
Total operating expenses	60,147	47,431
Operating income	$29,023	$17,573
Operating income %	14.6%	12.4%

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended
	June 30,
	2008	2009

Net revenues	$20,637	$18,963
Cost of revenues	18,928	16,411
Gross profit	1,709	2,552
Gross profit %	8.3%	13.5%

Research, development and engineering	2,498	1,410
Selling, general and administrative	5,448	4,298
Restructuring and other related charges	375	19
Total operating expenses	8,321	5,727
Operating loss	$(6,612)	$(3,175)
Operating loss %	(32.0%)	(16.7%)

PLANTRONICS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data and percentages)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended				Three Months Ended
	June 30, 2008				June 30, 2009
	GAAP	Excluded		Non-GAAP	GAAP	Excluded		Non-GAAP

Net revenues	$219,164	$-		$219,164	$160,125	$-		$160,125
Cost of revenues	128,285	(1,821)	(1)	126,464	92,569	(4,183)	(2)	88,386
Gross profit	90,879	1,821		92,700	67,556	4,183		71,739
Gross profit %	41.5%			42.3%	42.2%			44.8%

Research, development and engineering	19,695	(1,035)	(1)	18,660	15,079	(846)	(1)	14,233
Selling, general and administrative	48,398	(3,418)	(1)	44,980	37,482	(2,589)	(1)	34,893
Restructuring and other related charges	375	(375)	(3)	-	597	(597)	(3)	-
Total operating expenses	68,468	(4,828)		63,640	53,158	(4,032)		49,126
Operating income	22,411	6,649		29,060	14,398	8,215		22,613
Operating income %	10.2%			13.3%	9.0%			14.1%

Interest and other income, net	1,540	-		1,540	1,347	-		1,347
Income before income taxes	23,951	6,649		30,600	15,745	8,215		23,960
Income tax expense	3,457	3,882	(4)	7,339	5,095	1,374	(5)	6,469
Net income	$20,494	$2,767		$23,261	$10,650	$6,841		$17,491

% of net revenues	9.4%			10.6%	6.7%			10.9%

Diluted earnings per common share	$0.42	$0.06		$0.47	$0.22	$0.14		$0.36
Shares used in diluted per share calculations	49,245	49,245		49,245	48,665	48,665		48,665

AUDIO COMMUNICATIONS GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended				Three Months Ended
	June 30, 2008				June 30, 2009
	GAAP	Excluded		Non-GAAP	GAAP	Excluded		Non-GAAP

Net revenues	$198,527	$-		$198,527	$141,162	$-		$141,162
Cost of revenues	109,357	(908)	(1)	108,449	76,158	(4,122)	(2)	72,036
Gross profit	89,170	908		90,078	65,004	4,122		69,126
Gross profit %	44.9%			45.4%	46.0%			49.0%

Research, development and engineering	17,197	(993)	(1)	16,204	13,669	(819)	(1)	12,850
Selling, general and administrative	42,950	(2,581)	(1)	40,369	33,184	(2,126)	(1)	31,058
Restructuring and other related charges	-	-		-	578	(578)	(3)	-
Total operating expenses	60,147	(3,574)		56,573	47,431	(3,523)		43,908
Operating income	$29,023	$4,482		$33,505	$17,573	$7,645		$25,218
Operating income %	14.6%			16.9%	12.4%			17.9%

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended				Three Months Ended
	June 30, 2008				June 30, 2009
	GAAP	Excluded		Non-GAAP	GAAP	Excluded		Non-GAAP

Net revenues	$20,637	$-		$20,637	$18,963	$-		$18,963
Cost of revenues	18,928	(913)	(1)	18,015	16,411	(61)	(1)	16,350
Gross profit	1,709	913		2,622	2,552	61		2,613
Gross profit %	8.3%			12.7%	13.5%			13.8%

Research, development and engineering	2,498	(42)	(1)	2,456	1,410	(27)	(1)	1,383
Selling, general and administrative	5,448	(837)	(1)	4,611	4,298	(463)	(1)	3,835
Restructuring and other related charges	375	(375)	(3)	-	19	(19)	(3)	-
Total operating expenses	8,321	(1,254)		7,067	5,727	(509)		5,218
Operating loss	$(6,612)	$2,167		$(4,445)	$(3,175)	$570		$(2,605)
Operating loss %	(32.0%)			(21.5%)	(16.7%)			(13.7%)

(1) Excluded amount represents stock-based compensation and purchase accounting amortization.
(2) Excluded amount represents stock-based compensation, purchase accounting amortization and $3,498 of accelerated depreciation on assets related to restructuring activity.
(3) Excluded amount represents restructuring and other related charges.
(4) Excluded amount represents tax benefit from stock-based compensation, purchase accounting amortization, restructuring and other related charges and $1,735 related to a tax benefit from expiration of certain statutes of limitations.

(5) Excluded amount represents tax benefit from stock-based compensation, purchase accounting amortization, and restructuring and other related charges.

Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Plantronics uses non-GAAP measures of operating results, which are adjusted to exclude non-recurring and non-cash expenses and charges, such as restructuring and other related charges, certain tax credits and the release of certain tax reserves, stock-based compensation expenses related to stock options, awards and employee stock purchases under FAS 123(R), purchase accounting amortization and impairment of goodwill and long-lived assets.  Plantronics does not believe these expenses and charges are reflective of ongoing operating results and are not part of our target operating model.  At the segment level, we have presented non-GAAP statements that only show our results to the operating income line.  On a consolidated basis, we have presented full non-GAAP statement of operations.  The non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and the reconciliations to those financial statements should be carefully evaluated.  The non-GAAP financial measures used by Plantronics may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Summary of Unaudited Statements of Operations and Related Data (1)
(in thousands, except per share data and percentages)

	Q109	Q209	Q309	Q409	FY09	Q110
Net revenues	$219,164	$216,856	$182,836	$146,763	$765,619	$160,125
Cost of revenues	126,464	121,290	120,581	95,517	463,852	88,386
Gross profit	92,700	95,566	62,255	51,246	301,767	71,739
Gross profit %	42.3%	44.1%	34.0%	34.9%	39.4%	44.8%

Research, development and engineering	18,660	17,811	17,810	13,938	68,219	14,233
Selling, general and administrative	44,980	44,333	40,271	33,633	163,217	34,893
Operating expenses	63,640	62,144	58,081	47,571	231,436	49,126

Operating income	29,060	33,422	4,174	3,675	70,331	22,613
Operating income %	13.3%	15.4%	2.3%	2.5%	9.2%	14.1%

Income before income taxes	30,600	30,252	2,675	3,260	66,787	23,960
Income tax expense (benefit)	7,339	8,692	(1,338)	2,714	17,407	6,469
Income tax expense (benefit) as a percent
of income before taxes	24.0%	28.7%	(50.0%)	83.3%	26.1%	27.0%

Net income	$23,261	$21,560	$4,013	$546	$49,380	$17,491
Diluted shares outstanding	49,245	49,489	48,449	48,431	48,589	48,665
Diluted earnings per share	$0.47	$0.44	$0.08	$0.01	$1.02	$0.36

Net revenues from unaffiliated customers:
Audio Communication Group
Office and Contact Center	$122,803	$119,530	$101,694	$85,642	$429,669	$95,923
Mobile	59,882	60,911	36,011	30,615	187,419	32,310
Gaming and Computer Audio	9,621	8,977	8,531	6,923	34,052	8,810
Clarity	6,221	5,931	6,380	4,918	23,450	4,119
Audio Entertainment Group	20,637	21,507	30,220	18,665	91,029	18,963

Net revenues by geographic area
from unaffiliated customers:
Domestic	$134,402	$139,856	$107,799	$90,182	$472,239	$98,787
International	84,762	77,000	75,037	56,581	293,380	61,338

Balance Sheet accounts and metrics:
Accounts receivable, net	$130,530	$115,032	$106,463	$83,657	$83,657	$88,350
Days sales outstanding	54	48	52	51		50
Inventory, net	$136,974	$163,433	$137,563	$119,296	$119,296	$108,898
Inventory turns	3.7	3.0	3.5	3.2		3.2

(1) Non-GAAP